TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made as of September 24th, 2014 (the “Termination Effective Date”) by and among Tauriga Sciences, Inc., a Florida corporation (“Tauriga”), Honeywood LLC, a California limited liability company (including in its capacity as the successor of the Acquisition Sub as defined below, “Honeywood”), Elie Green (“Green”), Daniel Kosmal (“Kosmal”) and Ramona Rubin (“Rubin” and, together with Green and Kosmal, the “Members”). Tauriga, Honeywood and each of the Members are referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Agreement and Plan of Merger dated as of March 10, 2014 by and among Tauriga, Doc Greene’s Acquisition Sub, LLC, a California limited liability company and wholly-owned subsidiary of Tauriga (“Acquisition Sub”), Honeywood and the Members (as amended by Amendment No. 1. thereto dated as of July 15, 2014, the “Merger Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the Merger Agreement, Acquisition Sub merged with and into Honeywood on July 15, 2014, with Honeywood being the surviving entity (the “Merger”); and

WHEREAS, as a result of the Merger, Honeywood became a wholly-owned subsidiary of Tauriga; and

WHEREAS, pursuant to the Merger Agreement, the Members were entitled to receive merger consideration in the form of the Merger Shares; and

WHEREAS, as contemplated by the Merger Agreement: (i) Green entered into an Employment Agreement with Honeywood dated as of July 15, 2014 (the “Green Employment Agreement”); (ii) Kosmal entered into an Employment Agreement with Honeywood dated as of July 15, 2014 (the “Kosmal Employment Agreement”); (iii) Rubin entered into an Employment Agreement with Honeywood dated as of July 15, 2014 (the “Rubin Employment Agreement”); (iv) Honeywood, each of the Members, Tauriga and Acquisition Sub entered into a Release and Covenant Not to Sue dated as of July 15, 2014 (the “Merger Release”); and (iv) Honeywood, each of the Members and Tauriga entered into a Standstill Agreement dated as of July 15, 2014 (the “Standstill Agreement”);

WHEREAS, prior to and after the Merger Tauriga has made advances to Honeywood in an aggregate amount of $170,000 (the “Advances”); and

WHEREAS, the parties desire to unwind the Merger and the transactions entered into in connection therewith, including a refund of the Advances;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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1. Termination of Agreements. Upon the execution and delivery of this Agreement by each of the parties hereto, each of the agreements and certificates listed below (each, a “Terminated Agreement” and, collectively, the “Terminated Agreements”) shall terminate in its entirety and have no further force and effect without any further action by any party hereto or any other Person and no party to any Terminated Agreement or other Person shall have any further rights or obligations thereunder whatsoever, all effective upon the Termination Effective Date; provided, that to the extent that any Terminated Agreement had already terminated on or prior to the Termination Effective Date by its own terms such termination shall continue to be effective pursuant to such terms:

(a)	the Merger Agreement;

(b)	the Green Employment Agreement;

(c)	the Kosmal Employment Agreement;

(d)	the Rubin Employment Agreement; and

(e)	the Standstill Agreement.

Without limiting the generality of the foregoing, each provision of the Terminated Agreements shall terminate and no party to any Terminated Agreement or any other Person shall have any further rights or obligations thereunder after the Termination Effective Date notwithstanding any provision in any of the Terminated Agreements that any such right or obligation thereunder shall survive the termination or expiration of such Terminated Agreement.

2. Return of Consideration. Simultaneously with the execution of this Agreement, the consideration received by Tauriga and the Members in connection with the Merger shall be returned. To effect such return, simultaneously with the execution of this Agreement each of the Parties will execute and deliver an Assignment of Interest in the form of Exhibit A attached hereto pursuant to which the entire membership interest in Honeywood will be transferred and assigned by Tauriga to the Members (the “Assignment of Interest”). The Members hereby relinquish any right to receive any merger consideration pursuant to the Merger Agreement, including the Merger Shares, and agree that all indicia of the Merger Shares in favor of the Members on the transfer books of Tauriga, if any, shall be cancelled without any further action by the Members.

3. Repayment of Advance. Honeywood hereby agrees to repay the Advances to Tauriga. Simultaneously with the execution of this Agreement, Honeywood shall execute and deliver to Tauriga (a) a Secured Promissory Note in the form of Exhibit B attached hereto (the “Note”), and (b) a Security Agreement in the form of Exhibit C attached hereto (the “Security Agreement”).

4. Consent; Resignations. The execution of this Agreement by the Chief Executive Officer of Tauriga on behalf of Tauriga shall constitute the written consent of the CEO of Tauriga contemplated by Section 10(c) of the Limited Liability Company Operating Agreement of Honeywood with respect to the transactions contemplated by this Agreement, including those effected by the Assignment of Interest. Tauriga agrees to cause each of Dr. Stella Sung and Dr. Larry May to resign as a member of the Board of Managers of Honeywood as of the Termination Effective Date by delivering a resignation in the form of Exhibit D hereto simultaneously with the execution of this Agreement.

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5. Confidential Information. Each Party shall keep the Confidential Information strictly confidential, and shall not disclose any of the Confidential Information to any Person; provided that each Party may disclose the Confidential Information to its accountants and attorneys (each an “Agent” and collectively the “Agents”) who need to know such Confidential Information, and, provided further, that such Confidential Information may be disclosed where required by applicable law, any rules and regulations of an exchange or automated quotation system, if required by any Governmental Entity or pursuant to an order of a court. As a condition precedent to disclosing any Confidential Information to any Agent, the Party will inform such Agent of the confidential nature of the Confidential Information and such Agent will agree to be bound to the terms and provisions hereof, as if such Agent was a party hereto.

6. Non-Disparagement. Each Party hereby agrees that it will not, and will use commercially reasonable efforts to cause each of its Affiliates not to, make any remarks or take any action which would demean, disparage or criticize (a) any other Party or any of the current or former Affiliates, members, officers, directors, employees, agents, suppliers or customers of such other Party, or (b) any product or service sold, marketed or distributed by any other Party.

7. Release. Each of the Parties, for itself and its legal representatives, members, managers, officers, directors, shareholders, employees, successors, assigns and each and every other Person having any right or claim through, under or by reason of its relationship with such Party (each, a “Releasor” and, collectively, the “Releasors”), does hereby irrevocably and unconditionally: (a) release, remise, acquit, and forever discharge: (i) each other Party and each of their respective managers, directors, officers, shareholders, members, employees, agents and representatives, and (ii) the respective estates, legal and personal representatives, executors, administrators, heirs, successors and assigns of the Persons referred to in the preceding clause (a)(i) (with the Persons referred to in the foregoing clauses (i) and (ii) being a “Releasee” and, collectively, the “Releasees” of and from any and all claims, demands, actions, causes of action, suits, costs, debts, damages, losses, compensation, contracts, agreements, controversies, penalties, setoff or similar rights and other liabilities and obligations of any kind or nature whatsoever, which such Releasor has or has ever had against or with respect to any of the Releasees, other than the rights set forth in this Agreement, the Assignment of Interest, the Note, the Security Agreement, the License and Supply Agreement of even date herewith between Tauriga and Honeywood or the Merger Release (collectively, the “Claims”), and (b) waive, release, settle and disclaim any rights or other interest it may have with respect to the Claims, from the beginning of time to and including the Termination Effective Date. Each Releasor hereby acknowledges and agrees that the foregoing release is intended to include in its effect, without limitation, all Claims of any kind or nature whatsoever which have arisen, known and unknown, contingent or otherwise, including without limitation those of which the Releasor knows or does not know, should have known, had reason to know or suspects to exist in such Releasor’s favor at the time of execution hereof, and that this Agreement will be effective as a bar to all Claims released by this Agreement including, without limitation, all obligations under the Terminated Agreements. The Parties, on behalf of the Releasors, each expressly waive the protections of California Civil Code Section 1542 that provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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8. Covenant not to sue. Each Releasor does hereby covenant not to initiate, continue or maintain any Proceeding against any Releasee before any court, Governmental Entity or other forum by reason of any Claims released by this Agreement. If any court, Governmental Entity or other forum assumes jurisdiction over any Claim against any Releasee released by this Agreement, then such Releasor will promptly direct such court, Governmental Entity or forum to withdraw from or dismiss the matter with prejudice. If any Releasor violates this Agreement by initiating any Proceeding against any Releasee before any court, Governmental Entity or other forum by reason of any Claims released by this Agreement, then such Releasor will pay all Costs (including attorney’s fees and Costs) incurred by such Releasee in defending against such Proceeding.

9. Enforcement. If any Party breaches, or threatens to commit a breach of, any of the provisions of Section 5, 6, 7 or 8 of this Agreement, (a) each other Party shall have the right (in addition to any other rights and remedies available to such Party at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to such other Party and that money damages would not be an adequate remedy, and (b) such breaching Party will not seek, and it hereby waives any requirement for, the securing or posting of a bond or proving actual damages in connection with any other Party seeking or obtaining such relief.

10. Representations and Warranties.

(a) Tauriga hereby represents and warrants to Honeywood and each of the Members that:

(i) Organization. Tauriga is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

(ii) Authorization; Validity of Agreement. Tauriga has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Assignment of Interest (collectively, the “Tauriga Documents”), and to assume and perform any obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Tauriga Documents have been duly authorized, executed and delivered by Tauriga and, assuming the due authorization, execution and delivery by the other Parties thereto, constitute legal, valid and binding obligations of Tauriga, enforceable against Tauriga in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No corporate proceedings on the part of Tauriga or any of its stockholders are necessary to authorize the Tauriga Documents or to consummate the transactions contemplated hereby or thereby, except such proceedings as have already been taken.

(iii) No Violations; Consents and Approvals. The execution, delivery and performance of the Tauriga Documents by Tauriga do not, and the consummation by Tauriga of the transactions contemplated hereby and thereby will not: (i) violate any provision of Tauriga’s Certificate of Incorporation, Articles of Organization, bylaws, or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to Tauriga or to which Tauriga is a party, after giving effect to any Tauriga Required Consents, or (iii) violate any Legal Requirement applicable to Tauriga or any of its properties or assets. No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of the Tauriga Documents by Tauriga or the consummation by Tauriga of the transactions contemplated hereby and thereby, except the consents set forth on Schedule 9(a)(iii) hereof (the “Tauriga Required Consents”).

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(iv) Honeywood Membership Interests. The membership interest transferred by the Assignment of Interests (the “Transferred Interest”) constitutes all of the authorized and issued or outstanding membership interests of Honeywood. Tauriga owns, and the Assignment of Interest will assign and transfer to the Members, the Transferred Interest free and clear of all Encumbrances and competing claims created by Tauriga.

(b) Tauriga hereby represents and warrants to Honeywood and each of the Members that:

(i) Organization. Honeywood is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California

(ii) Capitalization. The Transferred Interest is duly authorized, validly issued and fully paid. There are no (a) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating, now or in the future, Honeywood to issue, transfer or sell any membership interests, options, warrants, calls or other equity interest of any kind whatsoever in Honeywood or securities convertible into or exchangeable for such membership interests or other equity interests, (b) contractual obligations of Honeywood to repurchase, redeem or otherwise acquire any membership interests or other equity interest of Honeywood, (c) rights of first refusal, rights of first offer, preemptive or similar rights granted by Honeywood in respect of membership interest or any other equity interests of Honeywood, or (d) voting trusts, proxies or similar agreements to which Honeywood is a party with respect to the voting of the membership interests of Honeywood.

(iii) Authorization; Validity of Agreement. Honeywood has the requisite limited liability company power and authority to execute, deliver and perform this Agreement, the Assignment of Interest, Note and Security Agreement (collectively, the “Honeywood Documents”), and to assume and perform any obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Honeywood Documents have been duly authorized, executed and delivered by Honeywood and, assuming the due authorization, execution and delivery by the other Parties thereto, constitute legal, valid and binding obligations of Honeywood, enforceable against Honeywood in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No limited liability company proceedings on the part of Honeywood or any of its members are necessary to authorize the Honeywood Documents or to consummate the transactions contemplated hereby or thereby, except such proceedings as have already been taken.

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(iv) No Violations; Consents and Approvals. The execution, delivery and performance of the Honeywood Documents by Honeywood do not, and the consummation by Honeywood of the transactions contemplated hereby and thereby will not: (i) violate any provision of Honeywood’s Limited Liability Company Operating Agreement or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to Honeywood or to which Honeywood is a party, after giving effect to any Honeywood Required Consents, or (iii) violate any Legal Requirement applicable to Honeywood or any of its properties or assets. No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of the Honeywood Documents by Honeywood or the consummation by Honeywood of the transactions contemplated hereby and thereby, except the consents set forth on Schedule 9(b)(iii) hereof (the “Honeywood Required Consents”).

(c) Each Member hereby represents and warrants to Tauriga that:

(i) Authorization; Validity of Agreement. Such Member has the legal capacity to execute, deliver and perform this Agreement, the Assignment of Interest and the Stock Transfer Documents to which such Member is a party (collectively, as they relate to each Member, the “Member Documents”), and to assume and perform any obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Member Documents have been duly authorized, executed and delivered by such Member and, assuming the due authorization, execution and delivery by the other Parties thereto, constitute legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii) No Violations; Consents and Approvals. The execution, delivery and performance of the Member Documents by such Member do not, and the consummation by such Member of the transactions contemplated hereby and thereby will not, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract applicable to such Member or to which such Member is a party, or (ii) violate any Legal Requirement applicable to such Member or any of such Member’s properties or assets. No consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances with, to or of any Governmental Entity or Person is required in connection with the execution, delivery and performance of the Member Documents by such Member or the consummation by such Member of the transactions contemplated hereby and thereby.

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(iii) Issued Merger Shares. Such Member owns, and the relevant Stock Transfer Documents will assign and transfer to Tauriga, the Issued Merger Shares issued to such Member free and clear of all Encumbrances and competing claims created by such Member.

(d) The representations and warranties contained herein shall survive the Termination Effective Date and the consummation of the transactions contemplated by this Agreement.

11. Further Assurances. The Parties hereto will at any time and from time to time, promptly execute, deliver and return to the other parties hereto all further agreements, instruments and other documents, and take all further actions, that the other Parties hereto may reasonably request in writing, in order to give effect to the purposes of this Agreement.

12. Miscellaneous.

(a) Construction; Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to its conflicts of law decisions and provisions.

(b) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of each other Party. Nothing contained herein, express or implied, is intended to confer upon any Person other than the Parties hereto and their successors in interest and permitted assignees and any Releasee hereunder any rights or remedies under or by reason of this Agreement unless so expressly stated herein to the contrary.

(c) Amendments and Waivers. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement and the Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the Parties hereto.

(d) Attorneys’ Fees. In the event that any action or proceeding is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the Parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and attorneys’ fees as determined by the Person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, the Parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred costs of attorneys or other professionals in investigation or counseling on such claim.

(e) Binding Nature of Agreement. This Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

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(f) Expenses. The costs and expenses and the professional fees and disbursements incurred by each Party in connection herewith shall be borne such Party.

(g) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

(h) Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(h) Counterparts; Signatures; Section Headings. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

(i) Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(j) Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state courts for the State of California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement. Each Party hereby waives: (i) any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 11(j), and (ii) the right each may have to a trial by jury. Each Party stipulates that the state courts for the State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

TAURIGA SCIENCES, INC.

By:	/s/ Stella M. Sung
Name:	Stella M. Sung, Ph.D
Title:	Chief Executive Officer

HONEYWOOD LLC

By:	/s/ Daniel Kosmal
Name:	Daniel Kosmal
Title:	President

MEMBERS

/s/ Elie Green
Elie Green

/s/ Daniel Kosmal
Daniel Kosmal

/s/ Ramona Rubin
Ramona Rubin

Exhibit A

ASSIGNMENT OF INTEREST

This Assignment of Interest is made as of September 24, 2014 by Tauriga Sciences, Inc., a Florida corporation (“Assignor”), to Elie Green (“Green”), Daniel Kosmal (“Kosmal”) and Ramona Rubin (“Rubin” and, together with Green and Kosmal, the “Assignees”), pursuant to the terms of the Termination Agreement among Assignor, Honeywood LLC, a California limited liability company (the “Company”), of even date herewith (the “Termination Agreement”), and conveys all of the right, title and interest of Assignor’s membership interest in the Company (the “Membership Interest”) to the Assignees.

WHEREAS, in consideration of the mutual covenants and agreements of the parties to the Termination Agreement and the consummation of the transactions contemplated thereby, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, Assignor has agreed to transfer and assign the Membership Interest to the Assignees pursuant to the Termination Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Assignment of Transferred Membership Interest. Assignor hereby transfers, assigns, conveys and delivers all right, title and interest in and to the Membership Interest to the Assignees, with each Assignee receiving one-third (1/3) of the Membership Interest. Assignor hereby withdraws as a member of the Company. Each of the Assignees hereby (a) accepts the share of the Membership Interest assigned to such Assignee hereby, (b) agrees to become a member of the Company and (c) assumes and agrees to be bound by the Limited Liability Company Operating Agreement of the Company dated as of July 14, 2014 (the “LLC Agreement”) to the same extent as if such Assignee were an original party thereto. Except as expressly set forth in the Termination Agreement, Assignor makes no representations or warranties whatsoever concerning the Membership Interest.

2. Consent. In accordance with the LLC Agreement, Assignor and the Company each hereby consent and agree, notwithstanding anything in the LLC Agreement to the contrary, to: (a) the transfer of the Membership Interest from Assignor to the Assignees, (b) the withdrawal of Assignor as a member of the Company, and (c) the admission of the Assignees as members. Assignor, the Company and the Assignees hereby agree that Assignor shall have no further rights or obligations under the LLC Agreement or as a member of the Company from and after the date hereof. Without limiting the generality of the foregoing, Assignor hereby acknowledges that the written consent of the CEO of Tauriga contemplated by Section 10(c) of the LLC Agreement with respect to the transactions contemplated by this Assignment of Interest is satisfied by the execution of the Termination Agreement by the Chief Executive Officer of Tauriga on behalf of Tauriga.

3. Amendment of LLC Agreement. Upon the execution and delivery of this Assignment of Interest by each of the parties hereto the LLC Agreement is deemed to be, and shall hereafter be, amended to reflect the withdrawal of Assignor as a member of the Company and the admission of each Assignee as a member of the Company, each owning a one-third (1/3) membership interest in the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Interest as of the date set forth above.

TAURIGA SCIENCES, INC.

By:
Name:	Stella M. Sung, Ph.D
Title:	Chief Executive Officer

HONEYWOOD LLC

By:
Name:
Title:

ASSIGNEES

Elie Green

Daniel Kosmal

Ramona Rubin

Exhibit B

SECURED PROMISSORY NOTE

U.S. $170,000.00	September 24, 2014

FOR VALUE RECEIVED, the undersigned, Honeywood LLC, a California limited liability company (“Debtor”), hereby promises to pay to Tauriga Sciences, Inc., a Florida corporation (“Creditor”), the principal sum of ONE HUNDRED SEVENTY THOUSAND DOLLARS ($170,000.00), together with interest thereon from October 1, 2014 until paid at a rate per annum equal to six percent (6%) (the “Interest Rate”), in lawful money of the United States of America.

1. Principal and Interest.

The principal of and interest on this Secured Promissory Note (this “Note”) shall be payable in United States currency in six quarterly installments of principal and interest on the last day of each calendar quarter commencing on March 31, 2015 and ending on June 30, 2016, in the amounts as follows:

March 2015:	$33,461.66

June 2015:	$30,481.94

September 2015:	$30,071.11

December 2015:	$29,636.66

March 2016:	$29,192.77

June 2016:	$28,763.07

2. Related Agreements.

This Note is the secured promissory note referenced in and made pursuant to the Termination Agreement of even date herewith to which Debtor and Creditor are parties (the “Termination Agreement”). This Note is the note secured by a Security Agreement of even date herewith between Debtor and Creditor (the “Security Agreement”).

3. Prepayments.

The accrued and unpaid interest on and principal amount of this Note may be prepaid, without premium or penalty, at Debtor’s option, at any time and from time to time, in whole or in part. Payments shall be first applied to accrued and unpaid interest, if any, and then to unpaid principal. In the event of a prepayment, interest shall be calculated as simple interest at 6% per annum of the principal amount outstanding since the last payment, with any partial period of interest being accrued on the basis of a 360 day year, as the denominator, and the number of days since the last payment being the numerator.

4. Events of Default.

Upon the occurrence and during the continuance of any of the following events (each of which shall be an “Event of Default”), Creditor may declare the principal of and interest on this Note immediately due and payable, and the principal of and interest on this Note shall become immediately due and payable, anything in this Note to the contrary notwithstanding:

(a) Debtor fails to make any amount payable under this Note when due and does not cure such default within three (3) days; or

(b) Any Event of Default as such term is defined under the Security Agreement shall have occurred and be continuing; or

(c) Debtor makes an assignment for the benefit of creditors, commences (as the debtor) a case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law; or

(d) A case in bankruptcy or any proceeding under any other insolvency law is commenced against Debtor (as the debtor) and a court having jurisdiction in the premises enters a decree or order for relief against Debtor as the debtor in such case or proceeding, and such case or proceeding is continued for sixty (60) days, or Debtor consents to or admits the material allegations against it in any such case or proceeding; or

(e) A trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of Debtor for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors.

5. Severability.

The invalidity, illegality or unenforceability of any provision of this Note shall not render invalid, illegal or unenforceable any other provision hereof.

6. Costs of Collection.

Debtor agrees to pay all reasonable out-of-pocket expenses of Creditor (including reasonable attorneys’ fees and disbursements) in connection with the enforcement or attempted enforcement of any provision of this Note (including this paragraph) or the collection of this Note.

7. No Waiver of Remedies.

No failure or delay on the part of Creditor in the exercise of any power or right in this Note shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Creditor’s rights with respect to any and all other rights and powers.

8. Certain Waivers.

Debtor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

9. Amendments; Waivers.

This Note may only be amended by an instrument in writing duly executed by Debtor and Creditor. No waiver by Creditor of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by the duly authorized representative of Creditor.

10. Successors and Assigns.

This Note shall inure to the benefit of and be binding upon Debtor, Creditor, any holder of this Note and their respective successors and permitted assigns. Whenever Debtor or Creditor is referred to in this Note, such references shall be deemed references to their respective successors and permitted assigns and, in the case of Creditor, any other holder of this Note.

11. Governing Law and Disputes; Waiver of Jury Trial.

This Note will be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its conflicts of laws principles that would require the application of the laws of any other jurisdiction. The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Note shallbe brought in the courts of the State of California and consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum. DEBTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT HE MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF DEBTOR OR CREDITOR IN CONNECTION WITH THIS NOTE. DEBTOR HEREBY ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION, THAT THE FOREGOING PROVISIONS HAVE BEEN READ, UNDERSTOOD AND VOLUNTARILY AGREED TO BY DEBTOR AND THAT BY AGREEING TO SUCH PROVISIONS DEBTOR IS WAIVING IMPORTANT LEGAL RIGHTS.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

HONEYWOOD LLC

By:
Name:
Title:

The undersigned hereby accepts the foregoing Note and hereby agrees to be bound by Sections 9, 10 and 11 thereof:

TAURIGA SCIENCES, INC.

By:
Name:	Stella M. Sung, Ph.D
Title:	Chief Executive Officer

Exhibit C

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is effective as of the 24th day of September, 2014, by and between Honeywood LLC, a California limited liability company (the “Company”), and Tauriga Sciences, Inc., a Florida corporation (“Secured Party”). The Company and the Secured Party may be referred to individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

A. The Parties (among others) each entered into a Termination Agreement of even date herewith (the “Termination Agreement”) pursuant to which the Company issued to Secured Party a promissory note of even date herewith in the principal amount of $170,000 (the “Promissory Note”).

B. As additional security for payment of the Obligations (as defined below) and pursuant to the Termination Agreement, the Company is executing and delivering this Agreement and granting to the Secured Party a security interest, pursuant to the terms and conditions of this Agreement.

P R O V I S I O N S:

1. Definitions.

a. “Business Premises” means such location (now or in the future) at which the Company operates its business or otherwise stores any of its property.

b. “Collateral” means all of the Company’s assets, including without limitation all of the Company’s personal property, both now owned and hereafter acquired, including, without limitation: Accounts, Chattel paper, Deposit accounts, Documents, Equipment, Farm products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit rights, and Proceeds and products of all of the foregoing (each as defined in the UCC).

c. “Encumbrances” means any lien, security interest, claim, mortgage or other encumbrance of any kind.

d. “Obligations” means any and all obligations owned by the Company to Secured Party pursuant to a Promissory Note, as extended, amended and/or restated, or under this Agreement or the Termination Agreement, whether now existing or hereafter incurred, of every kind, including without limitation all costs, expenses and reasonable attorney’s fees at any time paid or incurred by Secured Party in endeavoring to collect the Obligations and in the enforcement of this Agreement.

e. “Permitted Encumbrances” means (i) liens for ad valorem taxes and special assessments not then delinquent, (ii) any Encumbrance created by this Agreement, (iii) such minor defects, irregularities, encumbrances and clouds on title as normally exist with respect to property similar in character to the Collateral and as do not materially interfere with or impair the use or value of the property affected thereby, (iv) Encumbrances imposed by law, such as those of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, (v) any judgment Encumbrance, provided that the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution therefor stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay, and (vi) Encumbrances securing purchase money financing.

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f. “UCC” means the Uniform Commercial Code, as enacted in the State of Delaware, as amended.

2. Grant of Security Interest. As security for the prompt payment and performance, in full, of the Obligations, by acceleration or otherwise, the Company hereby grants to Secured Party a security interest in and to the Collateral, wherever located, whether now existing or owned or hereafter arising or acquired, whether or not subject to the UCC and whether or not affixed to any realty. The security interest granted to the Secured Party hereunder shall terminate, and this Agreement shall terminate, upon the payment in full of all Obligations.

3. Covenants of Secured Party. The Company covenants with the Secured Party as follows while there are any Obligations outstanding:

a. The Company will not remove any tangible Collateral from the Business Premises, except in the ordinary course of its business (including, without limitation, the sale of inventory in the ordinary course), without Secured Party’s written consent.

b. Except for the Encumbrance herein granted and any other Permitted Encumbrance, the Company shall be the owner of the Collateral free and clear from any Encumbrance.

c. The Company will keep the Collateral in good order and repair (except for ordinary wear and tear).

d. The Company will not sell, transfer or otherwise assign or dispose of any of the Collateral except in the ordinary course of business or if replaced with similar Collateral, or if the Collateral is obsolete in the Company’s reasonable determination.

e. The Company will use commercially reasonable efforts to collect accounts receivable from Doc Green’s Healing Collective, a California unincorporated nonprofit association (“DGHC”), and otherwise conduct its business with DGHC on a commercially reasonable, arms’-length basis.

4. Insurance. The Company at all times while any Obligations are outstanding shall maintain: (a) insurance covering the Collateral against loss or damage by fire; and (b) insurance against liability on account of damage to persons and property, in amounts reasonably determined by the Company and with responsible insurance carriers. The foregoing policies of insurance shall name the Company and Secured Party as insured, and shall provide for at least thirty days’ written notice to Secured Party prior to cancellation. The Company, upon Secured Party’s written request, shall furnish to Secured Party evidence of the insurance required to be maintained hereunder. If the Company shall fail to maintain any such insurance, Secured Party may, but shall not be obligated to, do so at the expense of the Company.

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5. Representations and Warranties of the Company. The Company represents and warrants to Secured Party as follows:

a. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action of the Company, and the Company has the full power and authority to execute, deliver and perform its obligations hereunder.

b. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

c. The Company is the owner of the Collateral, free from any Encumbrance other than the Permitted Encumbrances.

6. Perfection of Security Interest. Secured Party may file financing statements and amendments to perfect Secured Party’s security interest in the Collateral as set forth herein, and without the Company’s signature where permitted by law. The Company will execute all documents and instruments reasonably requested by Secured Party to create and maintain a valid perfected security interest in the Collateral.

7. Actions Authorized. If the Company fails to do anything which it undertakes to do under this Agreement, Secured Party may do the same, but shall not be obligated to take any such action.

8. Defaults. Upon the occurrence of any of the following, the Company shall be in default of this Agreement (each, an “Event of Default”):

a. Any Default under and as defined in the Promissory Note after the lapse of applicable notice and cure periods;

b. Any breach by the Company of its covenants contained in Section 3 of this Agreement; or

c. If, without the consent of the Secured Party, the Company shall fail to perform or observe any of its covenants in this Agreement other than those in Section 3 hereof, after any applicable notice and cure period or if no notice and cure period is provided, the lapse of thirty (30) days following written notice of such failure without such failure being cured.

9. Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the right to exercise any and all rights and remedies of a secured party under the UCC, including but not limited to gaining control over accounts, deposits, and accounts receivable. Secured Party shall have the right to transfer to or register (with or without reference to this Agreement) in the name of Secured Party any investment property, general intangible, instrument or deposit account, or evidence of accounts receivable, constituting part of the Collateral so that Secured Party shall appear as the sole owner of record thereof. Upon so gaining control over accounts, etc., Secured Party shall deliver to the Company all notices, statements or other communications received by it or its nominee as such registered owner. The Company shall cooperate in the transfer and registration process following the occurrence and during the continuance of an Event of Default (including by directing debtors to pay any amounts due to the Company directly to Secured Party), and Secured Party shall cooperate with the re-transference and de-registration following cure of the Event of Default and/or payment in full of the Obligations.

10. Cumulative Rights. All rights, remedies and powers granted to Secured Party herein, or in any instrument or document related hereto, or provided or implied by law or in equity shall be cumulative and may be exercised singly or concurrently on any one or more occasions.

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11. Fees and Expenses. The Company shall pay to Secured Party on demand all reasonable costs and expenses which Secured Party may incur in connection with the enforcement and collection of any Obligations or the exercise, performance, enforcement or protection of any of the rights or remedies of Secured Party hereunder.

12. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid; or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid. Any such notice or communication shall be directed to the Party at the address set forth on the signature page to this Agreement or at such other address as may be designated by the Party in a notice given to the other in accordance with the provisions of this Section.

13. Termination. This Agreement and the security interest granted to Secured Party hereunder shall terminate immediately, without requirement of further action, as to Secured Party upon the payment in full of all Obligations owed to Secured Party.

14. Miscellaneous Provisions.

a. Construction; Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

b. Assignment. This Agreement may be assigned by Secured Party to any person to whom the Promissory Note is assigned.

c. Amendments and Waivers. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement may be modified only by a written instrument duly executed by the Parties hereto.

d. Attorneys’ Fees. In the event that any action or proceeding is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the Parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and attorneys’ fees as determined by the Person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, the Parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred costs of attorneys or other professionals in investigation or counseling on such claim.

e. Binding Nature of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

f. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

g. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

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h. Counterparts; Signatures; Section Headings. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

i. Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

j. Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state courts for the State of California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement. Each Party hereby waives: (i) any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 14(j), and (ii) the right each may have to a trial by jury. Each Party stipulates that the state courts for the State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

HONEYWOOD LLC

By:
Name:
Title:

Address:

563 Solano Ave. #320
Berkeley, CA 94707

With copy to:

Nelson Hardiman, LLP
11835 West Olympic Blvd., Ste. 900
Los Angeles, CA 90064
Attn: Rob Fuller

TAURIGA SCIENCES, INC.

By:
Name:	Stella M. Sung, Ph.D
Title:	Chief Executive Officer

Address:

39 Old Ridgebury Road
Danbury, CT 06180

With copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.

Exhibit D

RESIGNATION

The undersigned, _____________________, hereby resigns as a member of the Board of Managers of Honeywood LLC, a California limited liability company, effective immediately.

September __, 2014